EX-35.4
(logo) CHASE



SERVICER COMPLIANCE STATEMENT


RE: Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2007-BC1: This Securitization Servicing Agreement (this "Agreement"), entered into as of the 1st day of January, 2007, by and among Lehman Brothers Holdings Inc., a Delaware corporation (the "Seller'), JPMorgan Chase Bank, National Association, a national banking association (the "Servicer"), Aurora Loan Services LLC, as master servicer (the "Master Servicer") and acknowledged by Wells Fargo Bank, N.A., as trustee (the "Trustee") under the Trust Agreement

The undersigned, a duly authorized officer of JPMorgan Chase Bank, National Association, as servicer (the "Servicer") pursuant to the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2007-BC1 (The "Agreement"), does hereby certify that:

(1) A review of the activities of the Servicer during the calendar year ending December 31, 2007 and of the performance of the Servicer under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement in all material respects throughout such year.

Date: 02/28/2008


JPMorgan Chase Bank,
National Association,
as Servicer


By: /s/ David Lowman
Name: David Lowman
Title: Executive Vice President